Exhibit 10.1


                          BacTech Enviromet Corporation
                        439 University Avenue, Suite 1450
                            Toronto, Ontario M5G 1Y8

                                                                  March 25, 2003

                         STRICTLY PRIVATE & CONFIDENTIAL

U.S. Gold Corporation
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215

   Attention:  William W. Reid, President
               and Chief Executive Officer

Dear Sirs:

This letter confirms our agreement respecting the proposed acquisition (the Transaction) by BacTech Enviromet Corporation (BacTech) of a 55% interest in Tonkin Springs Limited Liability Company (TSLLC) from a subsidiary of U.S. Gold Corporation (U.S. Gold) for a purchase price (the Purchase Price)of US$1,750,000. Of the total Purchase Price, US$250,000 shall be paid to U.S. Gold forthwith upon execution of the letter agreement, US$750,000 shall be payable upon Closing (as hereinafter defined) and US$750,000 to be paid upon the commencement of production at the Tonkin Springs Property at the rate of 40,000 ounces of gold per year (Commercial Production) or, if Commercial Production has not been achieved within 12 months of the Closing, at the rate of US$62,500 per month for twelve (12) months commencing on the first anniversary of Closing Date and continuing for eleven (11) additional months . Upon completion of the Transaction, TSLLC will be operated by BacTech, as Manager, as provided under the Members' Agreement of TSLLC as Amended, and the Operating Agreement of TSLLC as Amended, among and between BacTech and Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation, and in accordance with the terms set forth in Schedule "B" hereto.

1. BacTech represents, warrants to and in favour of U.S. Gold as follows and acknowledges that U.S. Gold is relying on such representations and warranties in connection with the matters set forth in this letter:

(a) BacTech is duly incorporated and validly subsisting under the laws of the Province of Ontario and has all requisite power and authority and is duly qualified to carry on its business as now conducted and to own its properties and assets;

(b) The audited financial statements of BacTech for the year ended September 30, 2002 and the unaudited interim financial statements of BacTech for the three months ended December 31, 2002 have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that of the respective previous fiscal period, are true, correct and complete in all material respects and present fairly the financial condition of BacTech as at September 30, 2002 and December 31, 2002, respectively, including assets and liabilities as of September 30, 2002 and December 31, 2002 and revenues, expenses and results of operations of BacTech for the fiscal year ended on September 30, 2002 and the three months ended December 31, 2002, respectively;

(c) BacTech does not have any material liability or obligation whether accrued, absolute, contingent or otherwise not reflected in its latest publicly-disclosed financial statements;

(d) there is currently no litigation or other proceedings pending or in progress by or against BacTech before any court, regulatory or administrative agency or tribunal, other than as publicly disclosed; and

(e) BacTech is current in the filing of all public disclosure documents required to be filed by BacTech under applicable securities and other laws and all of such filings are complete and correct and do not contain any misrepresentation, as such term is defined in the Securities Act (Ontario).

2. U.S. Gold represents, warrants to and in favour of U.S. Gold as follows and acknowledges that BacTech is relying on such representations and warranties in connection with the matters set forth in this letter:

(a) U.S. Gold is duly incorporated and validly subsisting under the laws of the State of Colorado, Tonkin Springs Venture L.P. (TSVLP) is a limited partnership formed under the laws of Nevada, Tonkin Springs Gold Mining Company (TSGMC) is duly incorporated and validly subsisting under the laws of the State of Colorado, U.S. Environmental Corporation (USEC) is duly incorporated and validly subsisting under the laws of the State of Colorado, and TSLLC is a limited liability company formed under the laws of Delaware;

(b) each of U.S. Gold, TSGMC, TSVLP, USEC and TSLLC have all requisite power and authority and is duly qualified to carry on its business as now conducted and to own its property and assets;

(c) TSVLP is a wholly-owned subsidiary of U.S. Gold with interest in TSVLP held through wholly-owned subsidiaries TSGMC (99.5%) and USEC (0.5%) and U.S. Gold owns a 100% interest in TSVLP free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances (other than as publically disclosed in its annual report on Form 10-KSB for the year ended December 31, 2002 and subsequent interim reports, if any), claims or demands of any kind whatsoever and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from U.S. Gold of any interest in TSVLP or for the issue or allotment of any unissued interest in TSVLP or any securities convertible into or exchangeable for such interest;

(d) TSLLC is owned by subsidiaries of U.S. Gold with TSVLP owning 99.5% and USEC owning 0.5%, respectively, of the outstanding interest in TSLLC free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from TSVLP or USEC of any interest in TSLLC or for the issue or allotment of any unissued interest in TSLLC or any securities convertible into or exchangeable for such interest;

(e) TSLLC is the sole owner or lessee of the mining property, fixed assets and related obligations (under various leases and government permits) known as Tonkin Springs, located in Nevada (the Tonkin Springs Property). All property payments including, without limitation, payments relating to environmental reporting, monitoring and work programs are current and are in good standing. There are no liens or other encumbrances on the Tonkin Springs Property other than: (i) a lien for payment of approximately US$85,000 in favour of HW Process Technologies Inc. (HWPTI) and (ii) a lien for payment of personal property taxes due March 2003 payable to Eureka Country Nevada for payment of approximately US$6,000. There are no royalty obligations on the Tonkin Springs Property other than as publicly disclosed;

(f) the audited financial statements of U.S. Gold for the year ended December 31, 2002 have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with that of the previous fiscal period, are true, correct and complete in all material respects and present fairly the financial condition of U.S. Gold as at December 31, 2002, including assets and liabilities as of December 31, 2002 and revenues, expenses and results of operations of U.S. Gold for the fiscal year ended on December 31, 2002;

(g) U.S. Gold does not have any material liability or obligation related to the Tonkin Springs Property whether accrued, absolute, contingent or otherwise not reflected in its latest publicly-disclosed financial statements or in the Form 10-KSB for the year ended December 31, 2002.

(h) other than in connection with the HWPTI and Eureka Country Nevada liens noted in paragraph 2(e) hereof, there is currently no litigation or other proceedings pending or in progress by or against U.S. Gold before any court, regulatory or administrative agency or tribunal, other than as publicly disclosed; and

(i) U.S. Gold is current in the filing of all public disclosure documents required to be filed by U.S. Gold under applicable securities and other laws and all of such filings are complete and correct and do not contain any misrepresentation, as such term is defined under applicable securities laws.

3. The closing of the Transaction will occur on or before July 31, 2003 (the Closing Date or Closing).

4. BacTech's obligation to enter into the Purchase Agreement and Bill of Sale with TSVLP for purchase of BacTech's 55% interest in TSLLC and to complete the Transaction is subject to the satisfaction of the following conditions, which conditions are for the exclusive benefit of BacTech and may be waived by it in whole or in part:

(a) U.S. Gold shall have permitted BacTech and its representatives to have made such due diligence investigations of the TSLLC and the Tonkin Springs Property as BacTech shall have considered necessary or advisable to familiarize itself with TSLLC and the Tonkin Springs Property;

(b) BacTech shall be satisfied from its due diligence investigation of TSLLC and the Tonkin Springs Property on or before July 31, 2003;

(c) BacTech shall have completed one or more financing transactions to raise not less than Cdn.$2,000,000 on or before the Closing Date;

(d) U.S. Gold shall not, from the date hereof and up to Closing, without the prior written consent of BacTech, have effected or taken any steps to effect any transaction or action involving TSLLC or the Tonkin Springs Property out of the ordinary course of business; and

(e) TSVLP shall be responsible for discharging, or re-scheduling, those certain obligations or encumbrances as specified in 2(e)(i) and (ii) at the Tonkin Springs Property at the Closing Date (but shall have 5 business days for filing of release of lien). At the Closing, and other than as provided immediately above, there shall be no liens or encumbrances on the Tonkin Springs Property. As provided in paragraph 15 below, BacTech shall be responsible for certain funding of costs and expenses related to the Tonkin Springs Property subsequent to this letter agreement.

If in its sole discretion, BacTech is not satisfied with the results of its due diligence investigation and provides U.S. Gold with notice to that effect, or if any of the conditions set forth in this section 3 have not been fulfilled or performed on or prior to the date by which they are required to be fulfilled or performed, BacTech may, by notice to U.S. Gold, rescind this agreement, following which it will have no further obligations hereunder except pursuant to paragraphs 10, 11, 12, 13, 14 and 19 hereof.

5. The obligation of each of BacTech and U.S. Gold to complete the Transaction is subject to the satisfaction of the following conditions on or before Closing, which conditions are for the benefit of each of BacTech and U.S. Gold and may be waived by each of them, in whole or in part:

(a) receipt of all necessary regulatory approvals; and

(b) receipt of all necessary third party consents.

If the conditions set forth in this section 5 has not been fulfilled or performed on or prior to the Closing, either party may, by notice to the other, rescind this agreement.

6. U.S. Gold covenants and agrees to satisfy or cause to be satisfied, the conditions set forth in paragraphs 4(a), (d) and (e) and to use its best efforts to satisfy the conditions set forth in paragraph 5(a). BacTech covenants and agrees to use its best efforts to satisfy the conditions set forth in paragraph 4(c) and paragraphs 6(a) and (b).

7. In order to accomplish the Transaction, BacTech and U.S. Gold agree to negotiate in good faith and use their best efforts to enter into definitive agreements no later than July 31, 2003 embodying the terms and conditions of this letter and containing other usual and customary provisions for the transactions contemplated hereby (the Purchase Agreement and Bill of Sale, the Members' Agreement of Tonkin Springs LLC, as Amended, the Operating Agreement of Tonkin Springs LLC, As Amended), and to complete the Transaction by no later than July 31, 2003.

8. In the event that prior to Closing, there should develop, occur or come into effect any event of any nature, including without limitation, terrorism, war, accident, or other condition or major financial occurrence of national or international consequence, which, in the opinion of BacTech, materially affects, or may materially affect, the financial markets generally or the market price of BacTech's common shares, BacTech shall be entitled, at its sole option, to terminate this letter, following which it shall have no further obligations hereunder except pursuant to paragraphs 10, 11, 12, 13, 14 and 19.

9. In connection with the due diligence investigation of TSLLC and the Tonkin Springs Property in furtherance of the Transaction, U.S. Gold agrees to make available to BacTech, its directors, officers, employees, agents or representatives, consultants and financial advisors (collectively, Representatives) confidential, non-public and/or proprietary information (Information) regarding the business and affairs of TSLLC and the Tonkin Springs Property.

10. The Information will be kept confidential and except in the case of disclosure to Representatives, will not, without the prior written consent of U.S. Gold, be disclosed by BacTech in any manner whatsoever, in whole or in part, and will not be used by BacTech, directly or indirectly, for any purpose other than evaluating the Transaction.

11. Without the prior written consent of U.S. Gold, and except as required under applicable law, BacTech agrees, and agrees to direct its Representatives, not to disclose to any other person that the Information has been made available. Without the prior written consent of the other party, and except as required by applicable laws, each party agrees not to disclose to any other person that this Agreement has been entered into, that discussions or negotiations are taking place concerning the Transaction, or any of the terms, conditions or other facts of the Transaction. Without limiting the generality of the foregoing, each party acknowledge that the other party may be required under applicable securities laws and/or stock exchange rules to disclose some of the facts described in this paragraph 11. Each party agrees to advise and consult with the other party concerning any facts proposed to be disclosed pursuant to applicable securities laws and/or stock exchange rules prior to such disclosure being made and to obtain such other party's consent as to the need for such disclosure and as to the form, content and timing of such disclosure.

12. If either party rescinds this agreement or in the event that the parties do not effect the Transaction prior to July 31, 2003, BacTech will each promptly, upon written request of U.S. Gold, deliver to U.S. Gold all documents furnished by U.S. Gold or its Representatives to BacTech or its Representatives constituting the Information, without retaining copies thereof. In such event, all other documents concerning the Information will be destroyed, except that any documents concerning the Information that have been prepared by or on behalf of BacTech from publicly available information or from information not obtained from U.S. Gold pursuant to this Agreement may be retained by such party.

13. Paragraphs 10, 11 and 12 shall be inoperative as to such portions of the Information of a party which:

(a) are or become generally available to the public other than as a result of a disclosure by BacTech;

(b) become available to BacTech on a non- confidential basis from a source other than U.S. Gold or its Representatives, provided that such source is not bound by a confidentiality agreement with U.S. Gold or otherwise prohibited from transmitting the information to BacTech by a contractual, legal or fiduciary obligation; or

(c) were known to BacTech on a non-confidential basis prior to its disclosure to BacTech.

14. BacTech agrees to pay to U.S. Gold US$250,000 (the Payment) forthwith following the execution of this letter. The Payment shall only be deducted from the Purchase Price on Closing.

15. From the date of this letter, BacTech shall provide interim funding for the Tonkin Springs Property, including reasonable property holding, care and maintenance and staff expense, and regulatory expense. BacTech shall also have the right, but not the obligation, to commence additional activities at the Tonkin Springs Properties including but not limited to permitting, test work, and other activities deemed in the interest of BacTech, at the sole cost and expense of BacTech and with the obligation of BacTech not to allow any liens to be placed on the Tonkin Springs Properties. All payments provided by BacTech shall be included in the Funding Obligation as described in Schedule B, attached.

16. Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person during normal business hours of the recipient on a business day and left with a responsible employee of the recipient at the addresses set out above or sent by facsimile or other electronic transmission, charges prepaid and receipt confirmed.

17. None of the rights and benefits contained in this agreement may be assigned by BacTech or U.S. Gold without the prior written consent of the other party hereto.

18. This agreement shall be governed and construed in accordance with the laws of the Nevada, United States of America.

19. Each of the parties warrants and covenants to the other that it has not entered into any agreement which would have the effect of making the other liable for any commissions or agents or brokerage fees in respect of this transaction.

20. Except as otherwise provided herein, each party shall pay its own costs and expenses in connection with the Transaction including, without limitation, any reasonable legal, accounting and auditing fees, any fees or commissions of brokers, finders or other third parties employed by either of such party in connection with the Transaction.

21. This agreement may be changed only by an agreement in writing signed by the parties hereto. No waiver by any party of any breach of a right under any provision of this agreement shall be effective unless in writing and signed by the party purporting to give the same and no such waiver shall constitute a waiver of any subsequent breach of or right under that or any other provision of this agreement.

22. Each party agrees that upon the written request of the other party, it will do all such acts and execute all such further documents, assignments, transfers and the like and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as other such party may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this agreement or any agreement referred to or contemplated herein.

Each party hereby represents and warrants to the other that such party has full power and authority to execute and deliver this letter agreement, that the execution and delivery of this letter by such party has been authorized by all requisite action on the part of such party and that this letter agreement constitutes a legal and binding obligation of such party enforceable against such party in accordance with its terms.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter to us whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Yours very truly,

BACTECH ENVIROMET CORPORATION


By:/s/ Brad Marchant
--------------------
Brad Marchant
Director


By: /s/ Ross Orr
----------------
Ross Orr
Executive Vice President

Accepted and agreed to as of the date set forth above.


U.S. GOLD CORPORATION

By: /s/ William W. Reid
-----------------------
William R. Reid
President and Chief Executive Officer

SCHEDULE B

TONKIN SPRINGS L.L.C.

TERM SHEET

A. The terms of the Joint Venture shall be set forth in the following agreements:

1. Members' Agreement as Amended of TSLLC (initial draft to be provided by US
Gold).

2. Operating Agreement as Amended of TSLLC (initial draft to be provided by US
Gold).

The above-noted agreements will be entered into on the Closing Date.

B. BacTech will be appointed Manager of TSLLC.

C. BacTech shall fund 100% of the property holding costs, capital expenditures, working capital and exploration expenses until BacTech shall have funded US$12 million (the "Funding Obligation").

D. Until BacTech has satisfied the Funding Obligation, all Cash Flow From Operations (defined to be operating revenue less direct operating costs and expenses) generated by the properties shall be distributed to the participants based upon their respective equity ownership interest in TSLLC. After the Funding Obligation has been satisfied the distribution of Cash Flow from Operations will be based on gold price until the capital expenditures provided by BacTech, up to a total of US$ 12 million, is repaid to BacTech, and thereafter based on equity ownership in TSLLC. The distribution of Cash Flow from Operations to BacTech shall be allocated during the capital repayment period according to the following schedule:

US$ 360 per ounce gold or over     55%
US$ 350 per ounce gold up to $ 360 60%
US$ 340 per ounce gold up to $ 350 65%
US$ 330 per ounce gold up to $ 340 70%
US$ 320 per ounce gold up to $ 330 75%
Below US$ 320 per ounce gold       80%

The repayment schedule is based on a total capital expenditure of US$ 16 million. The repayment schedule shall be adjusted according to a ratio of actual capital costs and $ 16 million. For example, at $ 350 per ounce gold, if the total capital costs are $ 12 million then BacTech's incremental share of cash flow until capital repayment will be reduced from 5% to 12/16 of 5%.

E. After BacTech has satisfied the Funding Obligation, any development capital, exploration expense or other non-operating costs shall first be funded first from available Cash Flow From Operations and then by cash calls to the participants; provided however, if requested by US Gold, BacTech shall be obligated to fund US Gold's share of any such cash calls (the "Elected Loans"). The Elected Loans will bear interest at LIBOR + 2% and will be repaid from 50% of U.S. Gold's share of any subsequent cash distributions from TSLLC.

F. The Manager shall determine the timing and the amounts of Distributions from TSLLC to the participants to be made from Cash Flow From Operations (after BacTech has satisfied the Funding Obligation) after reasonable provision for working capital and capital expenditures requirement. BacTech, as Manager of TSLLC, shall make controlling decisions regarding operations except for the following which must be unanimously approved by the participants:

1. Sale of assets valued in the aggregate more than $250,000.

2. Borrowing money where the TSLLC assets are used as collateral.

3. Processing any non-TSLLC property material on or with TSLLC assets or facilities.

Either participant may use and pledge its respective interest in TSLLC, subject to the Members' Agreement or the Operating Agreement, as collateral.

G. BacTech, as Manager of TSLLC, shall be entitled to only reimbursement for its actual costs, there shall be no management fee paid nor over-ride on expenses (no unaccountable fees).

H. Each participant shall have a First Right of Refusal to buy any interest in TSLLC proposed by another participant to be sold to an unrelated third party.

                                                        March 28, 2003

                         STRICTLY PRIVATE & CONFIDENTIAL

U.S. Gold Corporation 2201 Kipling Street, Suite 100 Lakewood, Colorado 80215

Attention: William W. Reid, President
           and Chief Executive Officer

Dear Sirs:

Re:  Amendment to Letter Agreement dated
     March 25, 2003

This letter sets out our agreement to amend the terms of the letter agreement (the Letter Agreement) dated as of March 25, 2003 between BacTech Enviromet Corporation (BacTech) and U.S. Gold Corporation (U.S. Gold). Unless otherwise defined herein, all capitalized terms hall have the respective meanings ascribed to them in the Letter Agreement.

1. The second sentence in the introductory paragraph of the Letter Agreement is amended and superseded by the following:

....Of the total Purchase Price, US$250,000 shall be deposited in escrow, pending receipt by U.S. Gold of written approval (in a form satisfactory to BacTech) of the transaction by at least 51% of the shareholders of U.S. Gold (the Payment Release Condition),..."

2. Paragraph 14 of the Letter Agreement is amended and superseded by the following:

14. BacTech agrees to deposit US$250,000 (the Payment) in escrow with Cassels Brock & Blackwell LLP, or such other party in the capacity of escrow agent (the Escrow Agent), on or before March 31, 2003, pending satisfaction of the Payment Release Condition. U.S. Gold shall use its best efforts to satisfy the Payment Release Condition. The Payment Release Condition may be waived in whole or in part by BacTech, in its sole discretion. The Payment shall only be deducted from the Purchase Price on Closing and shall be fully reimbursable to BacTech should any of the representations and warranties made by U.S. Gold as contained in paragraph 2 hereof be discovered to be untrue or incorrect.

Upon satisfaction of the Payment Release Condition, to be evidenced by written notice provided to the Escrow Agent by BacTech, the Payment shall be sent by wire transfer to TSLLV as set forth in Schedule C hereto.


If you are in agreement with the forgoing, please so indicate by signing and returning one copy of this letter to us whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Yours very truly,


BACTECH ENVIROMET CORPORATION

By: /s/ Brad Marchant, Director
-------------------------------
By: /s/ Ross Orr, Executive Vice President
------------------------------------------

Accepted and agreed to as of the date set forth above.


U.S. GOLD CORPORATION

By: /s/ William W. Reid, President and Chief Executive Officer
--------------------------------------------------------------